UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 2, 2007
SUNRISE SENIOR LIVING, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-16499 (Commission File Number)	54-1746596 (I.R.S. Employer Identification No.)
7902 Westpark Drive
McLean, Virginia 22102
(Address of principal executive offices) (Zip Code)
(703) 273-7500
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing
     On March 2, 2007, Sunrise Senior Living, Inc. (the “Company”) notified the New York Stock Exchange, Inc. (the “NYSE”) that it did not meet the March 1, 2007 deadline to file its Annual Report on Form 10-K for the fiscal year ended December 31, 2006. As a result, the Company is subject to the procedures specified in Section 802.01E (SEC Annual Report Timely Filing Criteria) of the NYSE’s Listed Company Manual. Section 802.01E provides, among other things, that the NYSE will monitor the Company and the filing status of the 2006 Form 10-K. If the Company has not filed its 2006 Form 10-K within six months of the filing due date of the 2006 Form 10-K, the NYSE may, in its sole discretion, allow the Company’s securities to be traded for up to an additional six-month trading period or, if the NYSE determines that such additional trading period is not appropriate, it will commence suspension and delisting procedures. The Company expects to receive a letter from NYSE regarding the procedures set forth in Section 802.01E.
     As previously announced, the board of directors of the Company has appointed a special independent committee to review recent insider sales of the Company’s stock and the Company’s historical practices related to stock option grants. The special committee has retained independent outside legal counsel to assist in its review. On March 2, 2007, the Company announced that the board of directors has enlarged the mandate of the special committee to include the review of facts and circumstances relating to the historical accounting treatment of certain categories of transactions in the pending restatement of the Company’s financial statements. The Company also announced that the board of directors has directed the special committee to develop recommendations for the board regarding any necessary remedial measures, including those pertaining to internal controls and processes over financial reporting that it may determine to be warranted.
     In addition, as previously reported, the Company has received comments from the Securities and Exchange Commission (SEC) with respect to certain filings, including its Form 10-K, as originally filed for the year ended December 31, 2005, which included, among other things, a request for additional information regarding the application of EITF 04-5 to the Company’s unconsolidated ventures and additional information regarding the method used for determining Sunrise’s share of equity in earnings or losses and its interpretation of SOP 78-9, Accounting for Investments in Real Estate Ventures. The Company has responded to these comments and as part of the comment process will submit preliminary recast 2005 financial information to the SEC for its review (which will include a summary of the items to be restated and their anticipated impact). Once the SEC’s review of these materials is completed, the Company will prepare full financial statements, including footnotes and disclosures, for completion of the Company’s restated 2005 Form 10-K. Adjustments for periods prior to 2003 will be reflected in the opening balance for retained earnings in 2003. The filing of the restated 2005 Form 10-K will also require completion or substantial completion by the special independent committee of its review. The Company expects to file the 2006 Form 10-Qs and Form 10-K for the fiscal year ended December 31, 2006 as soon as possible following the filing of the restated 2005 Form 10-K. The Company is not able to predict at this time the timing of these steps or when these filings will be made, but does not anticipate that the expanded scope of the special committee will extend the timing of the Company’s efforts to become current in all of its filings with the SEC.
     Statements in this current report on Form 8-K that are not historical, including, among other things, as to the pending restatement of the Company’s financial statements and filing of its 2005 Form 10-K, 2006 Form 10-Qs and 2006 Form 10-K, identification of any additional matters requiring restatement, the length of time needed for the Company to complete the restatement, and for Ernst & Young LLP, to complete their procedures for any reason, including the detection of new errors or adjustments, and the time required for the special independent committee to complete its review and for the Company to clear comments with the SEC, may be deemed forward-looking statements within the meaning of the federal securities laws. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained and it is possible that its actual circumstances and results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The reader is directed to the Company’s various filings with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and its annual reports on Form 10-K for a discussion of such risks and uncertainties.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUNRISE SENIOR LIVING, INC. (Registrant)
Date: March 5, 2007	By:	/s/ Bradley B. Rush
Bradley B. Rush
Chief Financial Officer